Exhibit 10.6

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of November 4, 2016, by and between PREMIA SHOREWAY OWNER, LLC, a Delaware limited liability company (“Landlord”), and BIOCARDIA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to ARE-San Francisco No. 29, LLC, a Delaware limited liability company) and Tenant are parties to that certain Lease Agreement dated September 29, 2008 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated as of May 31, 2010 and that certain Second Amendment to Lease (the “Second Amendment”) dated as of May 29, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,718 rentable square feet (the “Premises”) located at 125 Shoreway Road, San Carlos, California 94070 (the “Building”).

B.	The Lease by its terms shall expire on December 31, 2016 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Extension. The Term of the Lease is hereby extended for a period of sixty (60) months and shall expire on December 31, 2021 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term”.

2.	Base Rent. As of the Second Extension Date, the schedule of Base Rent payable with respect to the Premises during the Second Extended Term is the following:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Monthly Base Rent
1/1/17 — 12/31/17	13,718	$3.50	$48,013.00
1/1/18 — 12/31/18	13,718	$3.61	$49,521.98
1/1/19 — 12/31/19	13,718	$3.72	$51,030.96
1/1/20 — 12/31/20	13,718	$3.83	$52,539.94
1/1/21 — 12/31/21	13,718	$3.94	$54,048.92

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.

Letter of Credit. On or before December 1, 2016, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit (the “Amended LOC”) currently held by Landlord under the Lease, which Amended LOC shall (i) be in form and substance reasonably satisfactory to Landlord, (ii) amend the final expiration date of the Letter of Credit to be not earlier than February 28, 2022, and (iii) increase the amount of the Letter of Credit from $42,629.40 to $54,048.92. Notwithstanding the foregoing or anything to the contrary contained in the Lease, (a) if Tenant does not deliver the Amended LOC, at Landlord’s option, exercised by written notice to Tenant, this Amendment may be cancelled and of no further force or effect and, if so cancelled, all the provisions of the Lease shall be in effect retroactive to the date of this Amendment as if this Amendment were not signed; (b) Tenant shall ensure that the Letter of Credit shall remain in effect at all times prior to the delivery of the Amended LOC; and (c) in the event that at any time the financial institution which issued the Letter of Credit or Amended LOC held by Landlord is declared insolvent by the FDIC or placed into FDIC receivership, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of the Lease, as amended hereby, from a financial institution acceptable to Landlord, in Landlord’s reasonable discretion.

4.

Additional Rent. For the period commencing on the Second Extension Date and ending on the Second Extended Termination Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant's Share of Operating Expenses, in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1

Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment; provided, however, that the foregoing shall not be deemed to reduce or amend any of Landlord’s repair and maintenance obligations as set forth in the Lease. Tenant hereby acknowledges that Landlord has performed the Landlord’s Work described in Section 2 of the Original Lease.

5.2

Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises by Tenant shall be performed at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 12 of the Original Lease.

6.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1

Landlord's Notice Address. Landlord’s Notice Address set forth on the first page of theOriginal Lease is hereby deleted in its entirety and replaced by the following:

“Premia Shoreway Owner, LLC,

801 Hamilton Street

Redwood City, California 94063

Attn: Michael Halow”

6.2

Address for Rent Payment. Landlord’s Address for Rent Payment set forth on the first pageof the Original Lease is hereby deleted in its entirety and replaced by the following:

“Premia Shoreway Owner, LLC,

801 Hamilton Street

Redwood City, California 94063

Attn: Michael Halow”

6.3

California Waivers. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, Sections 1941 and 1942 (Repairs and Alterations), and 1932(2) and 1933(4) (Casualty), and 1995.310 (Assignment and Subletting) of the California Civil Code, and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect.

6.4

Remedies. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. Landlord shall have the remedy described in California Civil Code Section 1951.4 (“Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations”), or any successor code section.

6.5

Replacement of Statutory Notice Requirements. When the Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by the Lease) in the manner required by the Lease shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

6.6

Deletions. Section 39 (Right to Expand) and Section 40 (Right to Extend Term) of the Original Lease and Section 3 (Extension Rights) of the Second Amendment are hereby deleted in their entireties and of no further force and effect.

6.7	Operating Expenses Payments.

(a)

Notwithstanding anything to the contrary in the Lease or this Amendment, Operating Expenses have not included and shall not include, and Tenant shall in no event have any obligation to reimburse Landlord for, any costs incurred in connection with (i) the “landscape beautification improvement project” which was completed in 2016, and (ii) the “exterior common area building beautification improvement project” which commenced and will he completed in 2016 or in 2017.

7.	Miscellaneous.

7.1

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless and to the extent specifically set forth in this Amendment or the Lease.

7.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3

Landlord represents and warrants that it has obtained the written approval of its lender to this Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Kidder Mathews. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

7.5

Landlord and Tenant represent that each individual executing this Amendment on its behalf has the authority to execute and deliver the same on its behalf. Tenant hereby represents and warrants that, to Tenant’s current, actual knowledge neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”): (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes: or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Second Extended Term, a Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.6

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

7.7

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Project and any sales, insurance and rental proceeds therefrom. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

PREMIA SHOREWAY OWNER, LLC,		BIOCARDIA, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Michael Halow	By:	/s/ Peter A. Altman

Name:	Michael Halow	Name:	Peter A. Altman

Title:	Authorized Signatory	Title:	CEO

Dated:	November 4, 2016	Dated:	November 4, 2016